As filed with the Securities and Exchange Commission on September 25, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Palomar Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	6331	83-3972551
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

7979 Ivanhoe Avenue, Suite 500

La Jolla, California 92037

(619) 567-5290

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mac Armstrong

Chief Executive Officer

Palomar Holdings, Inc.

7979 Ivanhoe Avenue, Suite 500

La Jolla, California 92037

(619) 567-5290

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael S. Kagnoff, Esq. Patrick J. O’Malley, Esq. DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121 (858) 677-1400	Cheston J. Larson, Esq. Erika Weinberg, Esq. Latham & Watkins LLP 12670 High Bluff Drive San Diego, California 92130 (858) 523-5435

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  File No. 333-233900

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐  Accelerated filer  ☐ Non-accelerated filer  ☒

Smaller reporting company  ☒ or Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	287,500	$36.50	$10,493,750	$1,271.85

(1)                               Represents only the additional number of shares of the registrant’s common stock being registered and includes shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (File No. 333-233900) (the “Prior Registration Statement”).

(2)                               The registrant previously registered securities at an aggregate offering price not to exceed $197,627,500 on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on September 25, 2019. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $10,493,750 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

(3)                               The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This registration statement is being filed with respect to the registration of additional shares of common stock, par value $0.0001 per share, of Palomar Holdings, Inc., a Delaware corporation (the “Company”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the registration statement on Form S-1 (Registration No. 333-233900), initially filed by the Company with the Securities and Exchange Commission on September 23, 2019 (the “Prior Registration Statement”) and which was declared effective on September 25, 2019, including the exhibits thereto, are incorporated herein by reference.

We are filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock offered pursuant to the Prior Registration Statement by 287,500 shares. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion of DLA Piper LLP (US)
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in La Jolla, California, on the 25th day of September, 2019.

Palomar Holdings, Inc.

By:	/s/ Mac Armstrong
Mac Armstrong
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mac Armstrong	Chief Executive Officer and Director (Principal Executive Officer)	September 25, 2019
Mac Armstrong

/s/ Christopher Uchida	Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	September 25, 2019
Christopher Uchida

*	Chairman of the Board	September 25, 2019
James Ryan Clark

*	Director	September 25, 2019
Robert E. Dowdell

*	Director	September 25, 2019
George L. Estes III

*	Director	September 25, 2019
Catriona M. Fallon

*	Director	September 25, 2019
Geoffrey I. Miller

*	Director	September 25, 2019
Richard H. Taketa

* By:	/s/ Mac Armstrong
Mac Armstrong
Attorney-in-Fact

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